Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Olin Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-101027 and No. 333-101029 on Form S-3 and Nos. 33-28593, 33-00159, 33-52681, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693, 333-31098, 333-31096, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193, 333-88990, 333-110135, 333-110136, 333-124483 and 333-127112 on Form S-8 of Olin Corporation of our reports dated February 28, 2006 with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Olin Corporation.

Our report with respect to the consolidated financial statements refers to Olin Corporation’s adoption of the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) in 2003 and the provisions of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of SFAS No. 143 in 2005.

/s/ KPMG LLP

KPMG LLP

St. Louis, MO

March 2, 2006